Exhibit 8.2

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

October 9, 2025

Board of Directors

BankFinancial Corporation

60 North Frontage Road

Burr Ridge, Illinois 60527

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to BankFinancial Corporation, a Maryland corporation (“Seller”), in connection with the transactions described in the Agreement and Plan of Merger, dated as of August 11, 2025 (the “Merger Agreement”), by and between Seller and First Financial Bancorp., an Ohio corporation (“Buyer”), pursuant to which Seller will merge with and into Buyer, with Buyer as the surviving entity (the “Merger”). At your request, and in connection with the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed by Buyer with the U.S. Securities and Exchange Commission on October 9, 2025, we are rendering our opinion concerning certain U.S. federal income tax consequences of the Merger. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.

In connection with this opinion, we have reviewed: (i) the Merger Agreement; (ii) the Registration Statement; (iii) the Proxy Statement/Prospectus; and (iv) certificates of officers of Buyer and Seller as to certain factual matters, dated the date hereof (the “Certificates”).

We have relied, with the consent of Buyer and Seller, upon the accuracy and completeness of the Certificates (the substantive contents of which Certificates we have neither investigated nor verified). We have assumed that the Certificates will be re-executed in substantially the same form by appropriate officers as of the Closing Date. For purposes of rendering this opinion, we have assumed that all relevant statements in the Merger Agreement, Registration Statement, Proxy Statement/Prospectus and the Certificates, including those made “to the knowledge of” or similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the relevant covenants contained in the Merger Agreement. Our opinion may not be relied upon and may be invalid if any assumption described above is untrue for any reason.

BankFinancial Corporation

October 9, 2025

In rendering this opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, interpretive rulings of the Internal Revenue Service (the “IRS”), pertinent judicial authorities and such other authorities as we have considered relevant as of the date hereof (collectively referred to as “Current Law”).

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Proxy Statement/Prospectus under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” we are of the opinion that under Current Law, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and we hereby confirm that the discussion contained in the Proxy Statement/Prospectus under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications, and assumptions described therein, constitutes our opinion of the material federal income tax consequences of the Merger.

This opinion is based on Current Law and it represents our best judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court of competent jurisdiction concerning the opinion expressed herein. It is possible that Congress could enact new law, or that the U.S. Department of the Treasury or the IRS could issue new regulations or guidance, after the date hereof that would be inconsistent with the opinion expressed herein. It is possible that courts of competent jurisdiction could issue decisions after the date hereof that would be inconsistent with the opinion expressed herein. Any changes in law could have retroactive effect.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the headings “Material United States Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Luse Gorman, PC